Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 7, 2020 (except for the retroactive effect of the 1-for-7.4276 reverse stock split as described in the second paragraph of Note 1(a), as to which the date is October 9, 2020), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-249076) and related Prospectus of Tarsus Pharmaceuticals, Inc. for the registration of 5,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

October 9, 2020